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                                                                    EXHIBIT 99.1

                             FIRST AMENDMENT TO THE
                           BTG, INC. RIGHTS AGREEMENT


This First Amendment to the Rights Agreement ("Agreement") is made this 14th day of December 1999 by and between BTG, Inc. a Virginia corporation (the "Company"), and First Union National Bank, a North Carolina banking institution (the "Rights Agent").

         WHEREAS, on September 16, 1998, the Board of Directors of BTG adopted a Shareholder Rights Plan (the "Plan") to help protect the rights and investment of the shareholders of BTG; and

         WHEREAS, at the time the Plan was entered into Heartland Advisors, Inc., together with its affiliates and associates ("Heartland"), owned approximately 19.2% of the outstanding shares of BTG; and

         WHEREAS, it was found to be in the best interests of the corporation to permit Heartland to acquire additional shares of BTG stock without triggering the separation of certain rights in preferred stock that would otherwise be triggered; and

         WHEREAS, Heartland currently owns an estimated 1,784,900 shares of BTG stock and desires to acquire additional shares without triggering the special protective features of the Plan; and

         WHEREAS, the Board of Directors has determined that it is in the best interests of BTG and its shareholders to permit the acquisition of an additional interest in BTG by Heartland;

         NOW, THEREFORE, the parties hereto agree as follows:

The third sentence of subparagraph (a) of Section 1. Certain Definitions, is hereby deleted and replaced with the following:

         Additionally, notwithstanding the foregoing, Heartland Advisors, Inc. (together with his Affiliates and Associates, "Qualified Exempt Person") shall not be deemed an "Acquiring Person"; provided, however, that if after the date hereof, at any time, Qualified Exempt Person shall become the Beneficial Owner of more than one million nine hundred and fifty thousand (1,950,000) shares of Common Stock of the Company, then Exempt Person shall be deemed an "Acquiring Person."



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IN WITNESS WHERE OF, the parties hereto have caused this First Amendment to the
Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                               BTG, Inc.
Attest:

By:     /s/ Deborah Fox                        By:     /s/ Edward H. Bersoff
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Name:   Deborah Fox                            Name:   Edward H. Bersoff
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Title:  Group Vice President                   Title:  President
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                                               First Union National Bank
Attest:

By:     /s/ Ted Wiener                         By:     /s/ Victor W. LaTessa
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Name:   Ted Wiener                             Name:   Victor W. LaTessa
     -------------------------                      ----------------------------
Title:  Trust Officer                          Title:  Vice President
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